Exhibit 24

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Roy Vallee, Raymond Sadowski and David R. Birk, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roy Vallee Roy Vallee	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2008

/s/ Eleanor Baum Eleanor Baum	Director	December 5, 2008

/s/ J. Veronica Biggins J. Veronica Biggins	Director	December 5, 2008

/s/ Lawrence W. Clarkson Lawrence W. Clarkson	Director	December 5, 2008

/s/ Ehud Houminer Ehud Houminer	Director	December 5, 2008

/s/ Frank R. Noonan Frank R. Noonan	Director	December 5, 2008

/s/ Ray M. Robinson Ray M. Robinson	Director	December 5, 2008

/s/ William P. Sullivan William P. Sullivan	Director	December 5, 2008

/s/ Gary L. Tooker Gary L. Tooker	Director	December 5, 2008